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                                                                   EXHIBIT 23.02


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the use in the Prospectus constituting part of this Registration Statement on Post Effective Amendment Number 1 to Form S-1 of our report dated January 19, 1999 on the financial statements of Campbell Strategic Allocation Fund, L.P. as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 and our report dated February 26, 1999 on the balance sheet of Campbell & Company, Inc. as of December 31, 1998, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                    /s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland
December 15, 1999